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                    December 19, 2022

       David Fallon
       Chief Financial Officer
       Vertiv Holdings Co
       505 N Cleveland Ave
       Westerville, Ohio 43082

                                                        Re: Vertiv Holdings Co
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 8-K furnished
October 26, 2022
                                                            File No. 001-38518

       Dear David Fallon:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing